Exhibit 99.1

FCA third-quarter revenues up 14% to €23.6 billion and EBIT up 7% at €0.9 billion. Net industrial debt at €11.4 billion reflecting seasonality and liquidity stable at €21.7 billion. Full-year guidance confirmed.

•	Worldwide shipments were 1.1 million units, an increase of 10% driven by strong sales performance in NAFTA.

•	Revenues were up 14% to €23.6 billion.

•	EBIT was €926 million, up 7% (+10% at constant exchange rates—CER) with improvements in all segments except LATAM where weak market conditions continued.

•	Net profit was €188 million in line with Q3 2013.

•	Net industrial debt was up €1.7 billion in the quarter, due to normal seasonality and in line with the change in Q3 2013.

•	Group confirms full-year guidance.

London, October 29—“The Group’s third-quarter results demonstrate a solid performance in the face of challenging market conditions particularly in Latin America,” said FCA CEO Sergio Marchionne, “and we are on track to deliver on our full-year targets for 2014. With the formal creation of FCA and its debut listing on the NYSE, we have embarked on a new phase as a global company with even greater possibilities.”

FIAT CHRYSLER AUTOMOBILES—Highlights

Nine months to September 30					3rd Quarter
2014	2013(*)		Change	(€ million)	2014	2013(*)		Change
3,393	3,181		212	Total Shipments (000s)	1,099	1,002		97
69,006	62,681		6,325	Net Revenues	23,553	20,693		2,860
2,157	2,542		-385	EBIT (**)	926	862		64
5,756	5,936		-180	EBITDA (**) (1)	2,166	2,030		136
647	1,089		-442	Profit Before Taxes	415	369		46
212	655		-443	Net Profit	188	189		-1
0.132	0.036		—	EPS (€)	0.143	(0.013)		—

11,372	7,014	(3)	4,358	Net Industrial Debt	11,372	9,704	(2)	1,668
21,741	22,745	(3)	-1,004	Total Available Liquidity	21,741	21,771	(2)	-30

(*)	Adjusted for the retrospective application of IFRS 11. For Q3, Revenues -€40 million, EBIT +€6 million, Profit Before Taxes +€2 million, Net Profit unchanged. For nine months to September 30, Revenues -€134 million, EBIT +€26 million, Profit Before Taxes +€7 million, Net Profit unchanged. Shipments for both periods adjusted to include Luxury Brands.
(1)	EBIT plus Depreciation and Amortization. (2) At June 30, 2014. (3) At December 31, 2013, adjusted for the retrospective application of IFRS 11: Net Industrial Debt +€365 million, Total Available Liquidity +€16 million.
(**)	includes unusual items of:

(417)	(36)	Total unusual items (pre-tax) (4)	(36)	(1)

(4)	Includes: Gain/(losses) on the disposal of investments, Restructuring, Other unusual income/(expenses).

Memo items

Nine months to September 30				3rd Quarter
2014	2013	Change	(€ million)	2014	2013	Change
509	691	-182	Net profit ex-unusual items	224	190	34
0.374	0.072	—	EPS ex-unusual items (€)	0.171	(0.009)	—

Revenues increased by €2.9 billion year-over-year to €23.6 billion, driven mainly by NAFTA (+20%), APAC (+30%) and Luxury Brands (+35%), with increases also for EMEA (+6%) and Components (+11%). These increases were partly offset by a 12% reduction for LATAM, where vehicle shipments were down 14% due to continued weakness in the region’s main markets.

EBIT totaled €926 million for the quarter, a 7% increase (+10% CER) from €862 million for Q3 2013. Excluding unusual items, EBIT increased by €99 million on the back of strong performance for APAC and Luxury Brands. EMEA reduced EBIT losses by 46%, benefiting primarily from better product mix. For NAFTA, EBIT was up €13 million, despite the impact of higher warranty and recall costs. For LATAM, there was a decrease of €118 million reflecting lower volumes, €15 million in higher unusual charges and €14 million in start-up costs for the Pernambuco plant.

Net financial expense totaled €511 million, €18 million higher than in Q3 2013. Excluding the impact of the Fiat stock option-related equity swaps, which expired in Q4 2013 (gain of €24 million in Q3 2013), net financial expense was substantially in line with the prior year, reflecting the benefits of the Chrysler refinancing transactions completed in February which offset the impact of higher average debt levels.

Income taxes totaled €227 million, compared with €180 million in Q3 2013, principally due to higher deferred tax expenses compared to prior year.

Net profit for the quarter was €188 million, in line with Q3 2013. Profit attributable to owners of the parent was €174 million compared with a €15 million loss for Q3 2013.

Net industrial debt at September 30, 2014 was €11.4 billion, up from €9.7 billion at June 30, 2014. The €1.7 billion increase primarily reflects seasonal cash absorption. Investments in tangible and intangible assets rose to €2.1 billion, in line with full-year guidance, from €1.8 billion in Q3 2013.

Total available liquidity was €21.7 billion, in line with June 30, 2014. During the quarter, operating cash absorption and bond repayments at maturity (€2.1 billion) were offset by new bond issuances (€1.6 billion) and bank financing, as well as a favorable €0.9 billion currency translation effect.

2014 Outlook

Group confirms full-year guidance as presented in the Q2 2014 results:

•	Worldwide shipments at ~4.7 million units;

•	Revenues of ≥€93 billion;

•	EBIT(*) in €3.6 to €4.0 billion range;

•	Net Income in ~€0.6 to €0.8 billion range, with EPS to improve from ~€0.10 (ex-unusual items) to ~€0.44-€0.60. Includes increased deferred tax charge of ~€0.5 billion due to the recognition of net deferred tax assets at year-end 2013 related to Chrysler and excludes unusual items;

•	Net Industrial Debt in €9.8 billion to €10.3 billion range. Includes cash outflows for the January 21st, 2014 closing of the purchase of the remaining 41.5% minority stake in Chrysler Group LLC from the VEBA Trust (€2.7 billion), in addition to the impact of the retrospective adoption of IFRS 11, effective January 1st, 2014 (~€0.4 billion).

(*)	excluding unusual items

FIAT CHRYSLER AUTOMOBILES

Net Debt and Available Liquidity

(€ million)	30.09.2014	30.06.2014	31.12.2013(*)
Cash Maturities (Principal)	(31,903)	(30,856)	(28,899)
Bank Debt	(12,518)	(11,277)	(8,932)
Capital Market Instruments (1)	(17,161)	(17,349)	(14,220)
Other Debt (2)	(2,224)	(2,230)	(5,747)
Asset-backed Financing (3)	(377)	(545)	(756)
Accruals and Other Adjustments (4)	(582)	(503)	(601)
Gross Debt	(32,862)	(31,904)	(30,256)
Cash & Marketable Securities	18,608	18,719	19,702
Derivative Assets/(Liabilities)	(196)	73	396
Net Debt	(14,450)	(13,112)	(10,158)
Industrial Activities	(11,372)	(9,704)	(7,014)
Financial Services	(3,078)	(3,408)	(3,144)

Undrawn committed credit lines	3,133	3,052	3,043
Total Available Liquidity	21,741	21,771	22,745

(*)	Adjusted for the retrospective application of IFRS 11: Net debt at year end increased by €365 million (fully attributable to Industrial Activities).
(1)	Includes bonds and other securities issued in the financial markets.
(2)	Includes HCT Notes, arrangements accounted for as a lease under IFRIC 4 – Determining whether and arrangement contains a lease, and other non-bank financing. (At year end 2013, also included VEBA Trust Note).
(3)	Advances on sale of receivables and securitizations on book.
(4)	At September 30, 2014 includes: negative adjustments for hedge accounting on financial payables for -€73 million (-€76 million at June 30, 2014, -€78 million at December 31, 2013), current financial receivables from jointly-controlled financial services companies of €71 million (€92 million at June 30, 2014, €27 million at December 31, 2013) and accrued net financial charges for an amount of -€580 million (-€519 million at June 30,2014, -€550 million at December 31, 2013).

Results by Segment

FIAT CHRYSLER AUTOMOBILES

Revenues and EBIT by segment – 3rd Quarter

Revenues				EBIT
2014	2013(*)	Change	(€ million)	2014	2013(*)	Change
13,134	10,965	2,169	NAFTA (mass-market brands)	549	536	13
2,162	2,446	-284	LATAM (mass-market brands)	51	169	-118
1,578	1,215	363	APAC (mass-market brands)	169	99	70
4,080	3,843	237	EMEA (mass-market brands)	(63)	(116)	53
1,248	922	326	Luxury Brands (Ferrari, Maserati)	179	131	48
2,086	1,877	209	Components (Magneti Marelli, Teksid, Comau)	48	37	11
200	216	-16	Other	(4)	(23)	19
(935)	(791)	-144	Eliminations and adjustments	(3)	29	-32
23,553	20,693	2,860	Total	926	862	64

(*)	Adjusted for the retrospective application of IFRS 11. Revenues: Group -€40 million, APAC +€10 million, EMEA -€17 million, Eliminations and Adjustments -€33 million. EBIT: Group +€6 million, APAC +€3 million, EMEA +€3 million.

FIAT CHRYSLER AUTOMOBILES

Revenues and EBIT by segment – Nine months to September 30,

Revenues				EBIT
2014	2013(*)	Change	(€ million)	2014	2013(*)	Change
37,124	32,474	4,650	NAFTA (mass-market brands)	1,030	1,669	-639
6,315	7,753	-1,438	LATAM (mass-market brands)	64	520	-456
4,597	3,332	1,265	APAC (mass-market brands)	410	284	126
13,031	12,929	102	EMEA (mass-market brands)	(141)	(292)	151
3,861	2,491	1,370	Luxury Brands (Ferrari, Maserati)	484	312	172
6,240	5,932	308	Components (Magneti Marelli, Teksid, Comau)	150	132	18
602	685	-83	Other	(40)	(101)	61
(2,764)	(2,915)	151	Eliminations and adjustments	200 (1)	18	182
69,006	62,681	6,325	Total	2,157	2,542	-385

(*)	Adjusted for the retrospective application of IFRS 11. Revenues: Group -€134 million, APAC +€42 million, EMEA -€61 million, Eliminations and Adjustments -€115 million. EBIT: Group +€26 million, APAC +€14 million, EMEA +€12 million.
(1)	Includes the unusual non-cash and non-taxable gain of €223 million recognized in Q1 2014 resulting from the fair value of the options represented approximately 10% of Chrysler equity interest which was a portion of the 41.5% stake that Fiat acquired from the VEBA Trust on January 21, 2014.

NAFTA

Nine months to September 30				3rd Quarter
2014	2013	Change	(€ million)	2014	2013	Change
1,825	1,587	238	Shipments (000s)	613	505	108
37,124	32,474	4,650	Net revenues	13,134	10,965	2,169
1,030	1,669	-639	EBIT (*)	549	536	13
(499)	70		(*) Includes unusual items of:	(5)	1

Shipments were 613,000 vehicles (+21%) and sales1 totaled 633,000 vehicles (+18%). Market share was 12.3% in the U.S. (up 110 bps) and 14.9% in Canada (up 60 bps).

Revenues were €13.1 billion (+20%) primarily due to volume growth. EBIT was €549 million (€536 million in Q3 2013), with higher volumes, improved pricing and purchasing efficiencies substantially offset by increased incentives on certain vehicles, unfavorable mix, higher industrial costs, mainly related to base material costs for vehicle content enhancements, as well as higher warranty and recall costs. EBIT margin was 4.2% in Q3 2014, compared with 4.9% for the same period in 2013.

LATAM

Nine months to September 30				3rd Quarter
2014	2013	Change	(€ million)	2014	2013	Change
610	723	-113	Shipments (000s)	202	235	-33
6,315	7,753	-1,438	Net revenues	2,162	2,446	-284
64	520	-456	EBIT (*)	51	169	-118
(105)	(55)		(*) Includes unusual items of:	(11)	4

Shipments were 202,000, a decrease of 14% reflecting poor conditions in the principal markets in the region. In Brazil, the Group maintained its leadership with an overall share of 21.4% (+10 bps), with a 3.6 percentage points lead over the nearest competitor. In Argentina, Group market share was 14.1% (+170 bps). For other LATAM countries, the decrease in shipments was mainly attributable to poor trading conditions in Venezuela.

Revenues were €2.2 billion, down 12% primarily due to lower volumes. EBIT decreased from €169 million to €51 million. Excluding unusual items, EBIT decreased by €103 million, reflecting lower volumes, with positive net pricing and mix offsetting higher industrial and other costs, including €14 million in start-up costs for the Pernambuco plant.

[1]	For US and Canada, “Sales” represents sales to end customers as reported by the Group’s dealer network.

APAC

Nine months to September 30				3rd Quarter
2014	2013(1)	Change	(€ million)	2014	2013(1)	Change
163	115	48	Shipments (000s)	55	45	10
4,597	3,332	1,265	Net revenues	1,578	1,215	363
410	284	126	EBIT (*)	169	99	70
—	(1)		(*) Includes unusual items of:	—	1

(1)	Adjusted for retrospective application of IFRS 11. For Q3, Revenues increased by €10 million, EBIT increased by €3 million. For the nine months to September 30, Revenues increased by €42 million and EBIT increased by €14 million.

Shipments (excluding JVs) totaled 55,000 vehicles (+22%). Group retail sales (including JVs) were up 25% to 66,000 vehicles.

Revenues were €1.6 billion (+30%) mainly driven by higher volumes and better mix. EBIT was €169 million, an increase of €70 million or 71% driven by higher volumes and a better product mix, partially offset by increased sales and marketing spending to support volume expansion in the region.

EMEA

Nine months to September 30				3rd Quarter
2014	2013(1)	Change	(€ million)	2014	2013(1)	Change
763	743	20	Shipments (000s)	218	211	7
13,031	12,929	102	Net revenues	4,080	3,843	237
(141)	(292)	151	EBIT (*)	(63)	(116)	53
—	(1)		(*) Includes unusual items of:	—	6

(1)	Adjusted for retrospective application of IFRS 11. For Q3 Revenues decreased by €17 million, EBIT increased by €3 million. For nine months to September 30, Revenues decreased by €61 million, EBIT increased by €12 million.

Passenger car and light commercial vehicle (LCV) shipments totaled 218,000 units, up 3% over Q3 2013. Passenger car shipments were up 1% to 169,000 and LCVs were up 13% to 49,000. European share (EU28+EFTA) for passenger cars was down 10 bps to 5.5% (27.5% in Italy and 3.2% in other markets). For LCVs, European share2 (EU28+EFTA) was up 30 bps to 10.9% (43.5% in Italy).

Revenues were €4.1 billion (+6%) on the back of higher volumes, as well as better mix driven by LCVs and Jeep brand sales. EBIT loss for Q3 2014 was €63 million, compared with a €116 million loss for the same quarter in 2013. The €53 million improvement in EBIT was primarily attributable to a more favorable product mix – reflecting the success of the Fiat 500 family, new Fiat Ducato and Jeep brand – in addition to increased volumes and industrial efficiencies, which were partially offset by competitive pricing pressures and higher advertising expense related to the launch of the Jeep Renegade.

[2]	Due to unavailability of market data for Italy since January 2012, the figures reported are an extrapolation and discrepancies with actual data could exist.

LUXURY BRANDS

Nine months to September 30				3rd Quarter
2014	2013	Change	(€ million)	2014	2013	Change
			Ferrari
5,280	5,336	-56	Shipments (units) (*)	1,612	1,499	113
2,011	1,711	300	Net revenues	662	534	128
274	264	10	EBIT	89	88	1
			Maserati
26,428	7,548	18,880	Shipments (units)	8.896	3,953	4.943
2,039	883	1,156	Net revenues	652	444	208
210	48	162	EBIT	90	43	47
			LUXURY BRANDS
31,708	12,884	18,824	Shipments (units)	10,508	5,452	5,056
3,861	2,491	1,370	Net revenues (**)	1,248	922	326
484	312	172	EBIT	179	131	48

(*)	Non-type approved vehicles included.
(**)	Net of eliminations.

Ferrari

Revenues were €662 million (+24%), with 1,610 street cars shipped (+8%). EBIT was €89 million, including €15 million in compensation costs related to the resignation of the former chairman. Net of this item, EBIT was up €16 million with improved sales mix driven by the LaFerrari.

Maserati

Maserati shipped 8,896 vehicles (3,953 in Q3 2013) with continuing strong performance for the Quattroporte and Ghibli. Revenues totaled €652 million (€444 million for Q3 2013). EBIT increased to €90 million from €43 million in Q3 2013 on the back of volume growth.

COMPONENTS

Nine months to September 30				3rd Quarter
2014	2013	Change	(€ million)	2014	2013	Change
			Magneti Marelli
4,770	4,455	315	Net revenues	1,604	1,399	205
124	109	15	EBIT	37	28	9
			Teksid
480	531	-51	Net revenues	152	169	-17
(3)	(7)	4	EBIT	2	(2)	4
			Comau
1,032	988	44	Net revenues	335	323	12
29	30	-1	EBIT	9	11	-2
			COMPONENTS
6,240	5,932	308	Net revenues (*)	2,086	1,877	209
150	132	18	EBIT	48	37	11

(*)	Net of eliminations.

Magneti Marelli

Revenues were €1,604 million, a 15% increase over Q3 2013. Performance was positive in North America and Europe, down in Brazil and in line with Q3 2013 in China. EBIT was €37 million, an increase of €9 million year-over-year (€16 million excluding unusual items), mainly reflecting higher volumes.

Teksid

Revenues were €152 million, substantially unchanged on a constant scope of operations. Volumes were down 12% for the Cast Iron business unit (on a constant scope of operations) and up 17% for the Aluminum business. EBIT was €2 million, compared with a €2 million loss in Q3 2013.

Comau

Revenues were €335 million with a 4% increase mainly attributable to the Body Welding business. EBIT was €9 million a €2 million decrease from €11 million for Q3 2013. Order intake for Systems totaled €484 million, a 19% increase over the third quarter of 2013 attributable primarily to the Body Welding business.

Brand activity in the quarter

The highlight of the third quarter was the launch of the Jeep Renegade, the first FCA vehicle designed in the U.S. and crafted in Italy for sales to customers in more than 100 countries worldwide. The Renegade marks the Jeep brand’s first entry in the small SUV segment.

Fiat launched a teaser campaign for the latest addition to the 500 family, the 500X, just days prior to the Paris Motor Show, where the vehicle was given its debut presentation. The new Fiat Panda Cross and Fiat Freemont Cross were also presented during the quarter.

At The International Motor Show (the “IAA”) in Hannover, Fiat Professional gave the world premiere presentation of the new Doblò.

In the state of Texas, which is the largest pickup truck and SUV market in the U.S., the Texas Auto Writers Association awarded the 2015 Jeep Grand Cherokee “SUV of Texas” for the 5th consecutive year, the 2015 Jeep Cherokee “Compact SUV of Texas” for the 2nd consecutive year, the Ram 2500 Heavy Duty “Heavy Duty Truck of Texas” for the 2nd consecutive year and the 3.0-liter EcoDiesel (in the Jeep Grand Cherokee and Ram 1500) “Best Powertrain”.

*********

This document, and in particular the section entitled “2014 Outlook”, contains forward-looking statements. These statements may include terms such as “may”, “will”, “expect”, “could”, “should”, “intend”, “estimate”, “anticipate”, “believe”, “remain”, “on track”, “design”, “target”, “objective”, “goal”, “forecast”, “projection”, “outlook”, “prospects”, “plan”, “intend”, or similar terms. Forward-looking statements are not guarantees of future performance. Rather, they are based on the Group’s current expectations and projections about future events and, by their nature, are subject to inherent risks and uncertainties. They relate to events and depend on circumstances that may or may not occur or exist in the future and, as such, undue reliance should not be placed on them. Actual results may differ materially from those expressed in such statements as a result of a variety of factors, including: the Group’s ability to reach certain minimum vehicle sales volumes; developments in global financial markets and general economic and other conditions; changes in demand for automotive products, which is highly cyclical; the Group’s ability to enrich the product portfolio and offer innovative products; the high level of competition in the automotive industry; the Group’s ability to expand certain of the Group’s brands internationally; changes in the Group’s credit ratings; the Group’s ability to realize anticipated benefits from any acquisitions, joint venture arrangements and other strategic alliances; the Group’s ability to integrate its operations; potential shortfalls in the Group’s defined benefit pension plans; the Group’s ability to provide or arrange for adequate access to financing for the Group’s dealers and retail customers; the Group’s ability to access funding to execute the Group’s business plan and improve the Group’s business, financial condition and results of operations; various types of claims, lawsuits and other contingent obligations against the Group; material operating expenditures in relation to compliance with environmental, health and safety regulation; developments in labor and industrial relations and developments in applicable labor laws; increases in costs, disruptions of supply or shortages of raw materials; exchange rate fluctuations, interest rate changes, credit risk and other market risks; political and civil unrest; earthquakes or other natural disasters and other risks and uncertainties.

Any forward-looking statements contained in this document speak only as of the date of this document and the Company does not undertake any obligation to update or revise publicly forward-looking statements. Further information concerning the Group and its businesses, including factors that could materially affect the Company’s financial results, is included in the Company’s reports and filings with the U.S. Securities and Exchange Commission, the AFM and CONSOB.

On October 29, at 2 p.m. GMT, management will hold a conference call to present the 2014 third quarter results to financial analysts and institutional investors. The call can be followed live and a recording will be available later on the Group website (http://www.fcagroup.com/en-us/pages/home.aspx). The supporting document will be made available on the website prior to the call.

Interim Consolidated Income Statement

Unaudited

	For the three months ended September 30,		For the nine months ended September 30,
(€ million)	2014	2013(*)	2014	2013(*)
Net revenues	23,553	20,693	69,006	62,681
Cost of sales	20,356	17,747	59,694	53,706
Selling, general and administrative costs	1,717	1,580	5,151	4,842
Research and development costs	598	556	1,825	1,615
Other income/(expenses)	44	24	133	(13)
Result from investments:	36	29	105	73
Share of the profit and (loss) of equity method investees	36	29	88	57
Other income and (expenses) from investments	—	—	17	16
Gains on the disposal of investments	3	6	11	8
Restructuring costs/(income)	15	14	23	9
Other unusual income/(expenses)	(24)	7	(405)	(35)
EBIT	926	862	2,157	2,542
Net financial expenses	(511)	(493)	(1,510)	(1,453)
Profit before taxes	415	369	647	1,089
Tax expenses	227	180	435	434
Profit from continuing operations	188	189	212	655
Net profit	188	189	212	655

Net profit/(loss) for the period attributable to:
Owners of the parent	174	(15)	160	44
Non-controlling interests	14	204	52	611

(*)	Adjusted for the retrospective application of IFRS 11.

Translation of financial statements denominated in a currency other than the Euros

The principal exchange rates used to translate other currencies into Euro were as follows:

	For the nine months ended September 30, 2014	At September 30, 2014	At December 31, 2013	For the nine months ended September 30, 2013	At September 30, 2013
U.S. Dollar (“U.S.$”)	1.355	1.258	1.379	1.317	1.351
Brazilian Real	3.103	3.082	3.258	2.792	3.041
Chinese Renminbi	8.356	7.726	8.349	8.122	8.265
Serbian Dinar	116.240	118.851	114.642	112.690	114.604
Polish Zloty	4.175	4.178	4.154	4.201	4.229
Argentine Peso	10.818	10.668	8.988	6.950	7.819
Pound Sterling	0.812	0.777	0.834	0.852	0.836
Swiss Franc	1.218	1.206	1.228	1.232	1.223

Interim Consolidated statement of financial position

Unaudited

(€ million)	At September 30, 2014	At December 31, 2013(*)
Assets
Intangible assets	21,813	19,514
Goodwill and intangible assets with indefinite useful lives	13,550	12,440
Other intangible assets	8,263	7,074
Property, plant and equipment	25,321	23,233
Investments and other financial assets:	2,079	2,052
Investments accounted for using the equity method	1,461	1,388
Other investments and financial assets	618	664
Defined benefit plan assets	72	105
Deferred tax assets	3,365	2,903
Total Non-current assets	52,650	47,807
Inventories	12,978	10,278
Trade receivables	3,030	2,544
Receivables from financing activities	3,689	3,671
Current tax receivables	341	312
Other current assets	2,683	2,323
Current financial assets:	604	815
Current investments	36	35
Current securities	213	247
Other financial assets	355	533
Cash and cash equivalents	18,395	19,455
Total Current assets	41,720	39,398
Assets held for sale	26	9
Total Assets	94,396	87,214
Equity and liabilities
Equity:	10,713	12,584
Equity attributable to owners of the parent	10,413	8,326
Non-controlling interest	300	4,258
Provisions:	19,212	17,427
Employee benefits	8,866	8,326
Other provisions	10,346	9,101
Deferred tax liabilities	202	278
Debt	32,933	30,283
Other financial liabilities	551	137
Other current liabilities	11,611	8,963
Current tax payables	328	314
Trade payables	18,846	17,207
Liabilities held for sale	—	21
Total Equity and liabilities	94,396	87,214

(*)	Adjusted for the retrospective application of IFRS 11.

Interim Consolidated Statement of Cash Flows

Unaudited

	For the nine months ended September 30,
(€ million)	2014	2013(*)
Cash and cash equivalents at beginning of the period	19,455	17,666

Cash flows from/(used in) operating activities:
Net profit for the period	212	655
Amortization and depreciation	3,599	3,394
Net (gains)/losses on disposal of tangible and intangible assets	(1)	18
Net (gains)/losses on disposal of investments	(9)	(8)
Other non-cash items	197	33
Dividends received	60	93
Change in provisions	689	(224)
Change in deferred taxes	(51)	(59)
Change in items due to buy-back commitments and GDP vehicles	280	125
Change in working capital	(726)	(205)

Total	4,250	3,822

Cash flows from/(used in) investing activities:
Investments in property, plant and equipment and intangible assets	(5,350)	(5,284)
Capital increases in joint ventures, associates and unconsolidated subsidiaries	(16)	(126)
Proceeds from the sale of tangible and intangible assets	32	33
Proceeds from disposal of other interests	11	2
Net change in receivables from financing activities	128	(402)
Change in current securities	41	(6)
Other changes	35	24

Total	(5,119)	(5,759)

Cash flows from/(used in) financing activities:
Issuance of bonds	4,588	2,500
Repayment of bonds	(2,150)	(1,000)
Issuance of other medium-term borrowings	3,950	1,519
Repayment of other medium-term borrowings	(5,241)	(1,460)
Net change in other financial payables and other financial assets/liabilities	509	81
Increase in share capital	3	4
Dividends paid	—	(1)
Distribution for certain tax obligation of the VEBA	(45)	—
Acquisition of non-controlling interests	(2,691)	—
Distribution for tax withholding obligations on behalf of non-controlling interests	—	(5)

Total	(1,077)	1,638

Translation exchange differences	886	(525)

Total change in cash and cash equivalents	(1,060)	(824)

Cash and cash equivalents at end of the period	18,395	16,842

(*)	Adjusted for the retrospective application of IFRS 11. Cash and cash equivalents: +€9 million at beginning of the period, +€15 million at end of the period.